EXHIBIT 99.1

City National Corporation Reports First-Quarter 2015 Net Income of $61.6 Million, Up 14 Percent From First-Quarter 2014

Loan Balances Reach All-Time High of $20.9 Billion, Up 18 Percent

Deposits Grow 11 Percent to New Record of $28.5 Billion

LOS ANGELES, April 23, 2015 (GLOBE NEWSWIRE) -- City National Corporation (NYSE:CYN), the parent company of wholly owned City National Bank, today reported first-quarter 2015 net income of $61.6 million, up 14 percent from $53.8 million in the year-ago period. Earnings per share were $1.01, compared to $0.89 per share in the first quarter of 2014.

City National also announced today that its Board of Directors has maintained and approved a quarterly common stock cash dividend of $0.35 per share, payable on May 20, 2015 to stockholders of record on May 6, 2015.

FIRST-QUARTER 2015 HIGHLIGHTS

  Average first-quarter loan and lease balances, excluding those covered by City National's acquisition-related loss-sharing agreements with the Federal Deposit Insurance Corporation (FDIC), grew to $20.4 billion, up 18 percent from the first quarter of 2014. Period-end loan balances grew to a new record of $20.9 billion at March 31, 2015.

  First-quarter deposit balances averaged $27.8 billion, up 10 percent from the first quarter of 2014. Average core deposits, which equal 98 percent of total balances, were up 10 percent from the first quarter of 2014. Period-end deposit balances totaled $28.5 billion at March 31, 2015.

  Trust and investment fee income totaled $55.5 million, up 4 percent from the first quarter of 2014. City National's assets under management totaled $48.4 billion, up 4 percent from the first quarter of 2014.

  Excluding FDIC-covered loans, first-quarter 2015 results included no provision for loan and lease losses. City National recorded no provisions in the first quarter of 2014.  City National remains appropriately reserved at 1.48 percent of total loans excluding those covered by the FDIC.

  On January 22, 2015, City National announced that it agreed to merge with Toronto-based Royal Bank of Canada, in a transaction that is expected to close before the end of the calendar year 2015. The agreement has been approved by the boards of both companies.

"City National closed the first quarter of 2015 with year-over-year double-digit growth in assets, net income, loans and deposits," said Chairman and CEO Russell Goldsmith.  "The company has now been profitable in every quarter for 22 consecutive years.

"Early in the quarter, City National announced its pending merger with Royal Bank of Canada. Upon completion, which is expected later this year, our clients, colleagues and communities will benefit from the addition of the considerable resources and capabilities of one of the finest and safest banks in the world, further enhancing the outstanding service and expertise that clients have come to expect from the premier private and business bank."

	For the three months ended			For the three
Dollars in millions,	March 31,		%	months ended	%
except per share data (1)	2015	2014	Change	December 31, 2014	Change
Earnings Per Common Share	$ 1.01	$ 0.89	13	$ 1.09	(7)
Net Income Attributable to City National Corporation	61.6	53.8	14	65.4	(6)
Net Income Available to Common Shareholders	57.5	49.7	16	61.4	(6)

Average Assets	$ 32,259.6	$ 29,414.0	10	$ 32,662.4	(1)
Return on Average Assets	0.77%	0.74%	4	0.79%	(3)
Return on Average Common Equity	8.60%	8.07%	7	9.15%	(6)
Return on Average Tangible Common Equity (2)	11.58%	11.29%	3	12.41%	(7)

(1) City National adopted a required new accounting standard for low-income housing tax credits. Certain prior period information has been revised to reflect the new standard.
(2) Return on average tangible common equity is a non-GAAP measure. Refer to the supplementary attachment "Non-GAAP Financial Measures" for further discussion.

ASSETS

Total assets at March 31, 2015 grew to $32.7 billion, up 10 percent from the first quarter of 2014 but virtually unchanged from the fourth quarter of 2014. The increase from a year-ago largely reflects higher loan balances.

NET INTEREST INCOME

Fully taxable-equivalent net interest income was $224.8 million in the first quarter of 2015, up 9 percent from the same period of 2014 but down 3 percent from the fourth quarter of last year. The year-over-year increase was due primarily to higher income on loans and securities, as well as lower cost of funding due to the payoff of subordinated debt in the third quarter of 2014.

Deposits

First-quarter deposit balances averaged $27.8 billion, up 10 percent from the year-ago period. Average deposit balances were down 3 percent from the fourth quarter of 2014, reflecting traditional seasonal business patterns. Period-end deposits were $28.5 billion, up 11 percent from March 31, 2014 and 1 percent higher than December 31, 2014.

First-quarter 2015 average noninterest-bearing deposits were up 15 percent from the same period of 2014 but 2 percent lower than in the fourth quarter of last year.

Treasury Services deposit balances, which consist primarily of title, escrow and property management deposits, averaged $3.0 billion in the first quarter of 2015, up 14 percent from the same period of 2014 and but down 4 percent from the fourth quarter of 2014.  The increase from the year-ago period largely reflects higher single-family residential mortgage transaction activity.

Loans

First-quarter average loan balances, excluding FDIC-covered loans, were $20.4 billion, up 18 percent from the first quarter of 2014 and 4 percent higher than in the fourth quarter of last year. Period-end loan balances grew to a new record of $20.9 billion, up 18 percent from March 31, 2014 and up 3 percent from December 31, 2014.

First-quarter average commercial loans were up 20 percent from the same period of 2014 and 5 percent higher than in the fourth quarter of last year.

Average balances for commercial real estate mortgages were up 11 percent from the first quarter of 2014 and up 2 percent from the fourth quarter of last year. Average balances for real estate construction loans were up 99 percent from the first quarter of 2014 and 13 percent higher than in the fourth quarter of last year.

Average balances for single-family residential mortgage loans were up 13 percent from the year-ago period and 3 percent higher than in the fourth quarter of 2014. The increase from the year-ago period largely reflects increased refinance activity.

Securities

Average securities for the first quarter of 2015 totaled $9.1 billion, up 6 percent from the first quarter of 2014 but 3 percent lower than in the fourth quarter of 2014, as cash flow from the securities portfolio was used to fund loan growth. Total available-for-sale securities amounted to $5.2 billion at March 31, 2015, compared to $5.4 billion at the end of the first quarter of 2014 and $5.9 billion at December 31, 2014.

The average duration of available-for-sale securities at March 31, 2015 was 1.8 years, compared to 2.3 years at March 31, 2014 and 2.0 years at December 31, 2014. The decrease from the year-ago period reflects a rotation from longer-duration to shorter-duration securities in the available-for-sale portfolio.

Net Interest Margin

City National's net interest margin in the first quarter of 2015 averaged 2.99 percent, compared with 2.96 percent in the fourth quarter of 2014.

First-quarter net interest income included $8.4 million from FDIC-covered loans that were repaid or charged off during the quarter. This compares with $9.3 million in the first quarter of 2014 and $9.9 million in the fourth quarter of 2014.

At March 31, 2015, City National's prime lending rate was 3.25 percent, unchanged from both March 31, 2014 and December 31, 2014.

	For the three months ended			For the three
	March 31,		%	months ended	%
Dollars in millions	2015	2014	Change	December 31, 2014	Change

Average Loans and Leases, excluding Covered Loans	$ 20,404.7	$ 17,338.4	18	$ 19,649.8	4
Average Covered Loans	492.4	696.2	(29)	530.4	(7)
Average Total Securities	9,091.5	8,585.2	6	9,354.0	(3)
Average Earning Assets	30,522.3	27,640.9	10	30,986.2	(1)
Average Deposits	27,808.4	25,371.6	10	28,551.9	(3)
Average Core Deposits	27,289.3	24,888.2	10	28,057.1	(3)
Fully Taxable-Equivalent Net Interest Income	224.8	206.1	9	231.3	(3)
Net Interest Margin	2.99%	3.02%	(1)	2.96%	1

COVERED ASSETS

Loans and other real estate owned (OREO) assets acquired in City National's four FDIC-assisted bank acquisitions totaled $482.0 million at the end of the first quarter of 2015, compared to $679.7 million at March 31, 2014 and $515.1 million at December 31, 2014.

In the first quarter of 2015, City National recorded a $2.7 million net impairment charge to reflect results of the quarterly update of cash-flow projections for the FDIC-covered loans. In the fourth quarter of 2014, the company recorded a $2.1 million net impairment. The first-quarter charge reflects a $0.5 million provision for losses on covered loans. In addition to the net impairment charge for the first quarter of 2015, the company recognized $1.4 million of other covered assets income, resulting in total net expense of $1.3 million. This compares to total net expense of $0.8 million in the fourth quarter of 2014.

City National updates cash-flow projections for FDIC-covered loans on a quarterly basis. Due to uncertainty about the future performance of these loans, additional impairments may be recognized in the future.

OREO assets acquired by City National in its FDIC-assisted bank acquisitions and subject to loss-sharing agreements totaled $11.6 million at March 31, 2015, compared to $24.9 million at the end of the first quarter of 2014 and $12.8 million at December 31, 2014.

NONINTEREST INCOME

Noninterest income was $111.1 million in the first quarter of 2015, up 10 percent from the first quarter of 2014.  The increase was due in part to higher trust and investment fee income and a higher net gain on the sale of securities.  First-quarter 2015 noninterest income increased 10 percent from fourth quarter of 2014, largely reflecting lower FDIC loss-sharing expense and a higher net gain on the sale of securities. Results for the first quarter of 2015 also included $5.0 million in insurance proceeds associated with an insurable event at one of the company's investment affiliates.

In the first quarter of 2015, noninterest income accounted for 34 percent of City National's total revenue, unchanged from the first quarter of 2014 and up from 31 percent in the fourth quarter of 2014.

Wealth Management

City National's assets under management or administration totaled $62.0 billion as of March 31, 2015, down 7 percent from March 31, 2014 but up 2 percent from the fourth quarter of 2014. The decrease from the year-ago period reflects the sale of City National's San Diego-based retirement services recordkeeping business to OneAmerica® Retirement Services LLC, which closed on September 1, 2014.

Assets under management totaled $48.4 billion as of March 31, 2015, up 4 percent from March 31, 2014 and up 1 percent from December 31, 2014.

Trust and investment fees totaled $55.5 million in the first quarter of 2015, up 4 percent from the first quarter of 2014 but down 2 percent from the fourth quarter of 2014. First-quarter 2015 brokerage and mutual fund fees totaled $10.6 million, up 6 percent from the year-earlier period but down 2 percent from the fourth quarter of 2014.

The year-over-year increases in assets under management, trust and investment fees, and brokerage and mutual fund fees were due largely to asset inflows and market appreciation.

	At or for the			At or for the
	three months ended			three months
	March 31,		%	ended	%
Dollars in millions	2015	2014	Change	December 31, 2014	Change
Trust and Investment Fee Revenue	$ 55.5	$ 53.3	4	$ 56.6	(2)
Brokerage and Mutual Fund Fees	10.6	10.0	6	10.8	(2)
Assets Under Management (1)	48,446.1	46,374.2	4	48,062.8	1
Assets Under Management or Administration (1)	61,950.5	66,399.8	(7)	60,818.9	2

(1) Excludes $31.5 billion, $26.1 billion and $28.3 billion of assets under management for asset managers in which City National held a noncontrolling ownership interest as of March 31, 2015, March 31, 2014 and December 31, 2014, respectively.

Other Noninterest Income

First-quarter 2015 income from cash management and deposit transaction fees was $12.6 million, up 5 percent from the first quarter of 2014 and 1 percent higher than in the fourth quarter of 2014. The year-over-year increase was due largely to increased client activity.

Fee income from foreign exchange services and letters of credit totaled $10.7 million in the first quarter of 2015, up 3 percent from the first quarter of 2014. Fee income was down 11 percent from the fourth quarter of 2014, which included unusually strong year-end foreign exchange activity.

Other income was $24.9 million in the first quarter of 2015, up 42 percent from the first quarter of 2014 and 20 percent higher than in the fourth quarter of 2014, primarily due to the life insurance payment to an affiliate, increased income from client swap transactions and credit card and interchange fees.

NONINTEREST EXPENSE

City National's first-quarter 2015 noninterest expense was $234.4 million, up 11 percent from the first quarter of 2014 and 2 percent higher than in the fourth quarter of 2014. First-quarter 2015 results included $3.2 million in transaction costs related to the RBC merger and reflected mainly in legal and professional fees. Expense growth from the year-ago period also reflects higher compensation costs and an increase in depreciation and amortization expense related to fixed assets and software, as well as higher other real estate owned costs and FDIC assessments.

CREDIT QUALITY

The following credit quality information excludes loans subject to loss-sharing agreements involving City National's FDIC-assisted transactions:

Net charge-offs in the first quarter of 2015 totaled $0.4 million. The company realized net recoveries of $4.2 million in the first quarter of 2014 and net recoveries of $4.3 million in the fourth quarter of 2014.

At March 31, 2015, nonperforming assets amounted to $39.3 million, or 0.19 percent of the company's total loans and leases and OREO, compared to $80.7 million, or 0.45 percent, at March 31, 2014 and $52.9 million, or 0.26 percent, at December 31, 2014.

Nonaccrual loans at March 31, 2015 were $33.4 million, compared to $71.3 million at March 31, 2014 and $42.2 million at December 31, 2014. Classified ratios remain at low levels, and overall credit trends remain stable.

	As of		As of		As of
	March 31, 2015		December 31, 2014		March 31, 2014
Period-end Loans (in millions)	Total	Nonaccrual	Total	Nonaccrual	Total	Nonaccrual
Commercial	$ 10,101.2	$ 8.2	$ 10,010.1	$ 15.1	$ 8,557.0	$ 19.9
Commercial Real Estate Mortgages	3,737.1	2.9	3,539.7	3.6	3,280.9	16.4
Residential Mortgages	5,300.0	12.1	5,106.8	11.9	4,682.1	10.0
Real Estate Construction	794.3	6.6	710.2	6.6	389.2	18.8
Home Equity Loans and Lines of Credit	791.7	3.5	785.8	4.9	691.3	6.0
Other Loans	186.1	0.1	184.6	0.1	150.9	0.2
Total Loans (1)	$ 20,910.4	$ 33.4	$ 20,337.2	$ 42.2	$ 17,751.4	$ 71.3

Other Real Estate Owned (1)		5.9		10.7		9.4

Total Nonperforming Assets, excluding Covered Assets		$ 39.3		$ 52.9		$ 80.7

(1) Excludes covered loans, net of allowance, of $470.5 million, $502.4 million and $654.9 million at March 31, 2015, December 31, 2014 and March 31, 2014, respectively, and covered other real estate owned of $11.6 million, $12.8 million and $24.9 million at March 31, 2015, December 31, 2014 and March 31, 2014, respectively.

City National recorded no provision for loan and lease losses in the first quarter of 2015.  The company recorded no provision in the first quarter of 2014 and a $5.0 million reserve release in the fourth quarter of last year, based on substantial loan-loss recoveries, improving credit quality and adherence to the company's allowance methodology.

At March 31, 2015, City National's allowance for loan and lease losses totaled $308.9 million, or 1.48 percent of total loans and leases. That compares with $305.8 million, or 1.72 percent, at March 31, 2014 and $310.1 million, or 1.53 percent, at the end of the fourth quarter of 2014. The company also maintained an additional $28.7 million in reserves for off-balance-sheet credit commitments at March 31, 2015.

INCOME TAXES

City National's effective tax rate for the first quarter of 2015 was 33.0 percent, compared to 36.3 percent in the year-earlier period and 33.9 percent in the fourth quarter of 2014. The effective tax rate reflects the company's adoption of a required new accounting standard for low-income housing tax credits.

CAPITAL LEVELS

City National remains well-capitalized. Under Basel III capital rules, which became effective for the company on January 1, 2015, City National's common equity Tier 1 ratio was 8.7 percent at March 31, 2015.  The company's Tier 1 common shareholders' equity ratio under Basel I was 8.9 percent at March 31, 2014 and 8.6 percent at December 31, 2014.1

City National's Basel III total risk-based capital and Tier 1 risk-based capital ratios at March 31, 2015 were 11.9 percent and 9.8 percent, respectively. The company's Tier 1 leverage ratio at March 31, 2015 was 7.5 percent.

Basel I total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage ratios at March 31, 2014 were 13.1 percent, 10.2 percent and 7.4 percent, respectively.

City National's period-end ratio of equity to total assets at March 31, 2015 was 9.2 percent, compared to 9.4 percent at March 31, 2014 and 9.0 percent at December 31, 2014.

ABOUT CITY NATIONAL

City National Corporation has $32.7 billion in assets. The company's wholly owned subsidiary, City National Bank, provides banking, investment and trust services through 75 offices, including 16 full-service regional centers, in Southern California, the San Francisco Bay Area, Nevada, New York City, Nashville and Atlanta. City National and its investment affiliates manage or administer $62.0 billion in client investment assets, including $48.4 billion under direct management.

For more information about City National, visit the company's Website at cnb.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements about the company, for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

A number of factors, many of which are beyond the company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include: (1) the possibility that the Merger does not close when expected or at all because required regulatory, stockholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or that we experience difficulties in employee retention as a result of the announcement and pendency of the proposed Merger; or that clients, distributors, suppliers and competitors seek to change their existing business relationships with us as a result of the announcement of the proposed Merger, any of which may have a negative impact on our business or operations; (2) changes in general economic, political, or industry conditions and the related credit and market conditions and the impact they have on the Company and its clients, including changes in consumer spending, borrowing and savings habits; (3) the impact on financial markets and the economy of the level of U.S. and European debt; (4) the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Board of Governors of the Federal Reserve System; (5) limited economic growth and elevated levels of unemployment; (6) the effect of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations to be promulgated by supervisory and oversight agencies implementing the legislation, taking into account that the precise timing, extent and nature of such rules and regulations and the impact on the Company is uncertain; (7) significant changes in applicable laws and regulations, including those concerning taxes, banking and securities; (8) the impact of cyber security attacks or other disruptions to the Company's information systems and any resulting compromise of data or disruption in service; (9) changes in the level of nonperforming assets, charge-offs, other real estate owned and provision expense; (10) incorrect assumptions in the value of the loans acquired in FDIC-assisted acquisitions resulting in greater than anticipated losses in the acquired loan portfolios exceeding the losses covered by the loss-sharing agreements with the FDIC; (11) changes in inflation, interest rates, and market liquidity which may impact interest margins and impact funding sources; (12) the Company's ability to attract new employees and retain and motivate existing employees; (13) increased competition in the Company's markets and our ability to increase market share and control expenses; (14) changes in the financial performance and/or condition of the Company's clients, or changes in the performance or creditworthiness of our clients' suppliers or other counterparties, which could lead to decreased loan utilization rates, delinquencies, or defaults and could negatively affect our clients' ability to meet certain credit obligations; (15) a substantial and permanent loss of either client accounts and/or assets under management at the Company's investment advisory affiliates or its wealth management division; (16) soundness of other financial institutions which could adversely affect the Company; (17) protracted labor disputes in the Company's markets; (18) the impact of natural disasters, terrorist activities or international hostilities on the operations of our business or the value of collateral; (19) the effect of acquisitions and integration of acquired businesses and de novo branching efforts; (20) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; and (21) the success of the Company at managing the risks involved in the foregoing.

Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance, including the factors that influence earnings.

For a more complete discussion of these risks and uncertainties, please refer to the company's Annual Report on Form 10-K for the year ended December 31, 2014.

___________________________

1  Prior to Basel III becoming effective on January 1, 2015, Tier 1 common equity under Basel I was a non-GAAP measure. Refer to the supplementary attachment "Non-GAAP Financial Measures" for further discussion.

Note: City National adopted a required new accounting standard for low-income housing tax credits. Certain prior period information has been revised to reflect the new standard.

CITY NATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(unaudited)

(a) Return on average tangible common equity ratio (annualized)

Return on average tangible common equity is a non-GAAP financial measure that represents the return on average common equity excluding goodwill and other intangible assets and their related amortization expense. Management reviews this measure in evaluating the company's performance and believes that investors may find it useful to evaluate the return on average common equity without the impact of goodwill and other intangible assets. A reconciliation of the GAAP to non-GAAP measure is set forth below:

	2015	2014
	First	Fourth	First
(Dollars in thousands)	Quarter	Quarter	Quarter
Net income available to common shareholders	$ 57,472	$ 61,353	$ 49,736
Add: Amortization of intangibles, net of tax	801	828	865
Tangible net income available to common shareholders (A)	$ 58,273	$ 62,181	$ 50,601

Average common equity	$ 2,711,589	$ 2,659,030	$ 2,500,413
Less: Goodwill and other intangibles	(670,052)	(671,430)	(682,676)
Average tangible common equity (B)	$ 2,041,537	$ 1,987,600	$ 1,817,737

Return on average tangible common equity (A)/(B)	11.58%	12.41%	11.29%

(b) Tier 1 common equity to risk-weighted assets

Tier 1 common equity to risk-weighted assets ratio, also known as Tier 1 common ratio, was calculated by dividing (a) Tier 1 capital less non-common components including qualifying perpetual preferred stock and qualifying trust preferred securities by (b) risk-weighted assets. Tier 1 capital and risk-weighted assets were calculated in accordance with applicable bank regulatory guidelines under Basel I. This ratio is a non-GAAP measure that was used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviewed this measure in evaluating the company's capital levels and has included this ratio in response to market participants' interest in the Tier 1 common equity to risk-weighted assets ratio. The Tier 1 common equity ratio under Basel I was replaced with the Common equity tier 1 capital ratio under Basel III, which became effective for City National on January 1, 2015.

	2014
	Fourth	First
(Dollars in thousands)	Quarter	Quarter
Tier 1 capital	$ 2,327,582	$ 2,140,136
Less: Preferred stock	(267,616)	(267,616)
Less: Trust preferred securities	(5,000)	(5,155)
Tier 1 common equity (A)	$ 2,054,966	$ 1,867,365

Risk-weighted assets (B)	$ 23,797,538	$ 21,015,948

Tier 1 common equity to risk-weighted assets (A)/(B)	8.64%	8.89%
CONTACT: Financial/Investors:
         Christopher J. Carey, 310.888.6777
         Chris.Carey@cnb.com

         Media:
         Cary Walker, 213.673.7615
         Cary.Walker@cnb.com

         Linda Mueller, 213.673.7619
         Linda.Mueller@cnb.com